UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  Schedule 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment no. 1)


                        Il Fornaio (America) Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)
--------------------------------------------------------------------------------

                                   451926 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 20 pages

-----------------------------------------------                                      -----------------------------------
                                                               13G
CUSIP No.  451926 10 9                                                                       Page 2 of 20 Pages
           ------------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           InterWest Partners IV, L.P.
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                          (b) [ ]
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           California
---------- -------------------------------------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
                               -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
                                        0
                               -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH       7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 2 of 20 pages

-----------------------------------------------                                      -----------------------------------
                                                               13G
CUSIP No.  451926 10 9                                                                       Page 3 of 20 Pages
           ------------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           InterWest Management Partners IV, L.P.
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                          (b) [ ]
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           California
---------- -------------------------------------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
                               -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
                                        0
                               -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH       7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 3 of 20 pages

-----------------------------------------------                                      -----------------------------------
                                                               13G
CUSIP No. 451926 10 9                                                                        Page 4 of 20 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           InterWest Partners I
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                          (b) [ ]
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           California
---------- -------------------------------------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
                               -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
                                        0
                               -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH       7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
------------------------------ -------- --------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 4 of 20 pages

-----------------------------------------------                                      -----------------------------------
                                                               13G
CUSIP No. 451926 10 9                                                                        Page 5 of 20 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           HBH Partners I
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                          (b) [ ]
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           California
---------- -------------------------------------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
                               -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
                                        0
                               -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH       7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
------------------------------ -------- --------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 5 of 20 pages

-----------------------------------------------                                      -----------------------------------
                                                               13G
CUSIP No. 451926 10 9                                                                        Page 6 of 20 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           InterWest Partners II
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                          (b) [ ]
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY
---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           California
---------- -------------------------------------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
                               -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
                                        0
                               -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH       7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
------------------------------ -------- --------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 6 of 20 pages

-----------------------------------------------                                      -----------------------------------
                                                               13G
CUSIP No. 451926 10 9                                                                        Page 7 of 20 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           HBH Partners II
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                          (b) [ ]
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           California
---------- -------------------------------------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
                               -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
                                        0
                               -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH       7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 7 of 20 pages

-----------------------------------------------                                      -----------------------------------
                                                               13G
CUSIP No. 451926 10 9                                                                        Page 8 of 20 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           InterWest Entrepreneurs
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                          (b) [ ]
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           California
---------- -------------------------------------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
                               -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
                                        0
                               -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH       7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 8 of 20 pages

-----------------------------------------------                                      -----------------------------------
                                                               13G
CUSIP No. 451926 10 9                                                                        Page 9 of 20 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Eugene F. Barth
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                          (b) [ ]
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
---------- -------------------------------------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     16,889
                               -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
                                        0
                               -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH       7     SOLE DISPOSITIVE POWER

                                        16,889
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           16,889
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.3%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                           *SEE INSTRUCTION BEFORE FILLING OUT

                                                   Page 9 of 20 pages

-----------------------------------------------                                      -----------------------------------
                                                               13G
CUSIP No. 451926 10 9                                                                       Page 10 of 20 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Harvey B. Cash
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                          (b) [ ]
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
                               -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
                                        0
                               -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH       7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
------------------------------ -------- --------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                  Page 10 of 20 pages

-----------------------------------------------                                      -----------------------------------
                                                               13G
CUSIP No. 451926 10 9                                                                       Page 11 of 20 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Alan W. Crites
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                          (b) [ ]
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
---------- -------------------------------------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     253
                               -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
                                        0
                               -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH       7     SOLE DISPOSITIVE POWER

                                        253
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           253
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                  Page 11 of 20 pages

-----------------------------------------------                                      -----------------------------------
                                                               13G
CUSIP No. 451926 10 9                                                                       Page 12 of 20 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Philip T. Gianos
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                          (b) [ ]
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
---------- -------------------------------------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
                               -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
                                        0
                               -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH       7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
------------------------------ -------- --------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                  Page 12 of 20 pages

-----------------------------------------------                                      -----------------------------------
                                                               13G
CUSIP No. 451926 10 9                                                                       Page 13 of 20 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Wallace R. Hawley
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                          (b) [ ]
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
---------- -------------------------------------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
                               -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
                                        0
                               -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH       7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                  Page 13 of 20 pages

-----------------------------------------------                                      -----------------------------------
                                                               13G
CUSIP No. 451926 10 9                                                                       Page 14 of 20 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           W. Scott Hedrick
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                          (b) [ ]
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
---------- -------------------------------------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     14,879
                               -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
                                        0
                               -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH       7     SOLE DISPOSITIVE POWER

                                        14,879
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           14,879
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.3%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                  Page 14 of 20 pages

-----------------------------------------------                                      -----------------------------------
                                                               13G
CUSIP No. 451926 10 9                                                                       Page 15 of 20 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           W. Stephen Holmes
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                          (b) [ ]
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
                               -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
                                        0
                               -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH       7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
------------------------------ -------- --------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                  Page 15 of 20 pages

-----------------------------------------------                                      -----------------------------------
                                                               13G
CUSIP No. 451926 10 9                                                                       Page 16 of 20 Pages
          -----------
-----------------------------------------------                                      -----------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Robert R. Momsen
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                          (b) [ ]
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     0
                               -------- --------------------------------------------------------------------------------
           SHARES                 6     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
                                        0
                               -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH       7     SOLE DISPOSITIVE POWER

                                        0
                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                  Page 16 of 20 pages

Item 1.

(a)      Name of Issuer:  Il Fornaio (America) Corporation ("Issuer")

(b)      Address of Issuer`s Principal Executive Offices:

         770 Tamalpais Dr., Suite 400
         Corte Madera, CA 94925

Item 2.

(a)      Name of Person(s) Filing:

         InterWest Partners IV, L.P. ("IW4")
         InterWest Management Partners IV, L.P. ("IMP4")
         InterWest Partners I ("IW1")
         HBH Partners I ("HBH1")
         InterWest Partners II ("IW2")
         HBH Partners II ("HBH2")
         InterWest Entrepreneurs ("IWE")
         Eugene F. Barth ("Barth")
         Harvey B. Cash ("Cash")
         Alan W. Crites ("Crites")
         Philip T. Gianos ("Gianos")
         Wallace R. Hawley ("Hawley")
         W. Scott Hedrick ("Hedrick")
         W. Stephen Holmes ("Holmes")
         Robert R. Momsen ("Momsen")

(b) Address of Principal Business Office or, if none, Residence:

         3000 Sand Hill Road
         Building 3, Suite 255
         Menlo Park, CA 94025

(c)      Citizenship/Place of Organization:

         IW4:         California
         IMP4:        California
         IW1:         California
         HBH1:        California
         IW2:         California
         HBH2:        California
         IWE:         California
         Barth        United States
         Cash         United States
         Crites       United States
         Gianos       United States
         Hawley       United States
         Hedrick:     United States
         Holmes:      United States
         Momsen       United States

(d)      Title of Class of Securities:  Common Stock

(e)      CUSIP Number:     451926 10 9

                               Page 17 of 20 pages

Item 3.        Not applicable.

Item 4         Ownership.

-------- ------------- ------- --------- --------- -------- --------- --------- ---------------
                                           IW2
                        IW4      IW1       HBH2                                     Other
                        IMP4     HBH1      IWE      Barth    Crites   Hedrick    Individuals*
-------- ------------- ------- --------- --------- -------- --------- --------- ---------------
(a)      Beneficial
         Ownership          0         0         0   16,889       253    14,879               0
-------- ------------- ------- --------- --------- -------- --------- --------- ---------------
(b)      Percentage
         of Class        0.0%      0.0%      0.0%     0.3%      0.0%      0.3%            0.0%
-------- ------------- ------- --------- --------- -------- --------- --------- ---------------
(c)      Sole Voting
         Power              0         0         0   16,889       253    14,879               0
-------- ------------- ------- --------- --------- -------- --------- --------- ---------------
         Shared
         Voting
         Power              0         0         0        0         0         0               0
-------- ------------- ------- --------- --------- -------- --------- --------- ---------------
         Sole
         Dispositive
         Power              0         0         0   16,889       253    14,879               0
-------- ------------- ------- --------- --------- -------- --------- --------- ---------------
         Shared
         Dispositive
         Power              0         0         0        0         0         0               0
-------- ------------- ------- --------- --------- -------- --------- --------- ---------------


*Individuals included in this column are Cash, Hawley, Holmes and Momsen.


Item 5.        Ownership of Five Percent or Less of a Class

This statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the partnership agreements of IMP4, HBH1, and HBH2 the general partners and/or limited partners of such partnership have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer beneficially owned by such Partnerships.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  section
240.13d-1(b)(1)(iii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

Not applicable

EXHIBITS

A.    Joint Filing Statement

                               Page 18 of 20 pages

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February ____, 1999


INTERWEST PARTNERS IV, L.P.                      _______________________________
By: InterWest Management Partners IV, L.P.       Eugene F. Barth

    By: ________________________________         _______________________________
        General Partner                          Harvey B. Cash

INTERWEST MANAGEMENT PARTNERS IV, L.P.           _______________________________
                                                 Alan W. Crites
By: _________________________________
    General Partner                              _______________________________
                                                 Philip T. Gianos
INTERWEST PARTNERS I
By: HBH Partners I                               _______________________________
                                                 Wallace R. Hawley
    By: ________________________________
        General Partner                          _______________________________
                                                 W. Scott Hedrick
HBH PARTNERS I
                                                 _______________________________
By: _________________________________            W. Stephen Holmes
    General Partner
                                                 _______________________________
INTERWEST PARTNERS II                            Robert R. Momsen
By:    HBH Partners II

    By: ________________________________
        General Partner

HBH PARTNERS II

By: _________________________________
    General Partner

INTERWEST ENTREPRENEURS
By:    InterWest Partners II
       By: HBH Partners II

    By: ________________________________
        General Partner

                              Page 19 of 20 pages

                                    EXHIBIT A

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:    February ____, 1999


INTERWEST PARTNERS IV, L.P.                      _______________________________
By: InterWest Management Partners IV, L.P.       Eugene F. Barth

    By: ________________________________         _______________________________
        General Partner                          Harvey B. Cash

INTERWEST MANAGEMENT PARTNERS IV, L.P.           _______________________________
                                                 Alan W. Crites
By: _________________________________
    General Partner                              _______________________________
                                                 Philip T. Gianos
INTERWEST PARTNERS I
By: HBH Partners I                               _______________________________
                                                 Wallace R. Hawley
    By: ________________________________
        General Partner                          _______________________________
                                                 W. Scott Hedrick
HBH PARTNERS I
                                                 _______________________________
By: _________________________________            W. Stephen Holmes
    General Partner
                                                 _______________________________
INTERWEST PARTNERS II                            Robert R. Momsen
By:    HBH Partners II

    By: ________________________________
        General Partner

HBH PARTNERS II

By: _________________________________
    General Partner

INTERWEST ENTREPRENEURS
By:    InterWest Partners II
       By: HBH Partners II

    By: ________________________________
        General Partner

                              Page 20 of 20 pages